UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 29, 2008

Scripps Networks Interactive, Inc.

(Exact Name of Registrant as Specified in Charter)

Ohio	1-34004	61-1551890
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

312 Walnut Street, Cincinnati, Ohio	45202
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (513) 824-3200

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e) On July 29, 2008, the Board of Directors of Scripps Networks Interactive, Inc. (the “Company”) approved a new employment agreement for Mr. Mark S. Hale, Senior Vice President Technology Operations and Chief Technology Officer of the Company.

Term

The employment agreement has a three-year term. The term may be extended for an additional year (up to a maximum of two extensions) unless the Company provides prior notice of its intention not to extend.

Compensation Levels

The employment agreement sets forth Mr. Hale’s existing compensation and benefit levels. For example, during the term: (i) his annual base salary will be no less than $435,000; (ii) his target annual incentive opportunity will be no less than 50% of base salary; and (iii) he will be eligible to participate in all equity incentive plans, fringe benefit, employee retirement, pension and welfare benefit plans available to similarly situated executives of the Company.

Severance

Upon an involuntary termination of Mr. Hale’s employment without “cause”, or a voluntary termination of employment by Mr. Hale for “good reason”, he would be entitled to a pro-rated annual incentive based on actual performance for the year of termination, plus base salary, target annual incentive, and medical, dental and life insurance coverage for the greater of 12 months or the balance of the term. Severance benefits are also available for 6 months if his employment is terminated due to a decision by the Company not to renew the term.

Upon a termination due to death or disability, Mr. Hale would be entitled to a pro-rated target annual incentive for the year of termination, plus one times base salary and continued medical and dental benefits for one year.

Restrictive Covenants

In exchange for the benefits described above, Mr. Hale agrees not to (i) disclose the Company’s confidential information; (ii) compete against the Company for 6 months after termination (12 months if terminated for “cause”); (iii) solicit the Company’s employees or customers for 12 months after termination; or (iv) disparage the Company for 12 months after termination.

The foregoing description of Mr. Hale’s employment agreement is only a summary. The full text of the agreement will be filed as an exhibit to the Company’s next Form 10-Q.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SCRIPPS NETWORKS INTERACTIVE, INC.

	By:	/s/ Lori A. Hickok
Lori A. Hickok
Senior Vice President, Finance

Date: August 4, 2008